THE J.P. Morgan U.S. Small Company Opportunities Portfolio
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
05/18/01	Instinet Group, Inc. (INET)

Shares            Price         Amount
22,600	  	  $14.50	$327,700.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      J.P. Morgan Funds
$0.92       N/A		0.071%	           0.369%

  Broker
First Boston Brokerage

Underwriters of Instinet Group, Inc. (INET)

Underwriters     	                     Number of Shares
Credit Suisse First Boston Corporation             12,160,000
Deutsche Banc Alex. Brown, Inc.                     6,080,000
Bear, Stearns & Co., Inc.                           2,432,000
J.P. Morgan Securities Inc.                         2,432,000
Merrill Lynch, Pierce, Fenner & Smith, Inc.         2,432,000
Salomon Smith Barney, Inc.                          2,432,000
WR Hambrecht & Co.                                  2,432,000
Banc of America Securities LLC                        160,000
William Blair & Company LLC                           160,000
CIBC World Markets Corp.                              160,000
Dain Rauscher, Inc.                                   160,000
First Union Securities, Inc.                          160,000
Prudential Securities, Inc.                           160,000
Robertson Stephens, Inc.                              160,000
SG Cowen Securities Corporation.                      160,000
U.S. Bancorp Piper Jaffray, Inc.                      160,000
Thomas Weisel Partners LLC                            160,000
Total                                              32,000,000